Exhibit 99.1

SGS INTERNATIONAL, INC.

FOR IMMEDIATE RELEASE

– Onex to Acquire SGS International for $813 million –

– A Global Leader in Graphics Services for the Consumer Packaging Industry –

Louisville, Kentucky, September 4, 2012 – SGS International, Inc. (“SGS”), a global leader in design-to-print graphics services to the consumer products packaging industry, announced today that Onex Corporation (“Onex”) (TSX: OCX) has agreed to acquire SGS from affiliates of Court Square Capital Partners (“Court Square”) for $813 million.

Based in Louisville, Kentucky, SGS is a vertically-integrated provider of packaging graphics services to branded consumer products companies, retailers and the printers that service them. SGS provides critical services that ensure customers are able to obtain or produce consistent, high-quality packaging materials, often on short turnaround times. The company has over 2,400 employees spanning a network of 37 production facilities and at more than 100 customer locations across 14 countries.

“We have appreciated our successful partnership with Court Square and the support they have provided,” said Hank Baughman, President and Chief Executive Officer of SGS. “We are excited about our partnership with Onex given its long-term track record and experience with industry-leading businesses. I look forward to working with Onex to execute our strategic plan and to continue to expand the business to better serve our customers. I want to assure our valued customers that we are dedicated to maintaining the same high level of service, with the same employees, to which they are accustomed.”

The transaction is anticipated to close in the fourth quarter subject to customary regulatory approvals.

About SGS International

SGS International is a global leader in the digital imaging industry. SGS offers design-to-print graphic services to the international consumer products packaging industry primarily in North America, Europe and Asia. SGS provides a full spectrum of innovative digital solutions that streamline the capture, management, execution, and distribution of graphics information. Brand development, creative design, prepress, image carriers and print support services are utilized in each of the three main printing processes: flexography, gravure and lithography. The company provides critical services that ensure customers are able to obtain or produce consistent, high quality packaging materials often on short turnaround times. To learn more about SGS, please visit www.sgsintl.com.

About Court Square

Court Square is one of the most experienced teams in the private equity industry. Since 1979, the team has made over 200 investments including several landmark transactions and has developed numerous businesses into leaders in their respective markets. Based in New York, NY, Court Square invests in companies that have compelling growth potential. The Firm manages over $5.5 billion in aggregate capital commitments while focusing on the following four sectors: business services, general industrial, healthcare and technology/telecommunications. For more information please refer to the Court Square website at: www.courtsquare.com.

Forward-Looking Statements

This news release may contain forward-looking statements that are based on management’s current expectations and are subject to known and unknown uncertainties and risks, which could cause actual results to differ materially from those contemplated or implied by such forward-looking statements. SGS is under no obligation to update any forward-looking statements contained herein should material facts change due to new information, future events or otherwise.

For further information:

Jim Dahmus

Senior Vice President and Chief Financial Officer

Tel: 502-634-5295